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EXHIBIT 10.4

PRODUCTION SHARING CONTRACT

BENGARA II—DATED DECEMBER 4, 1997

PRODUCTION SHARING CONTRACT

between

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA)
and
APEX (BENGARA-II) LTD.

Contract Area: BENGARA-II BLOCK

INDEX

Section	Title
I	SCOPE AND DEFINITIONS	01
II	TERM	03
III	EXCLUSION OF AREAS	03
IV	WORK PROGRAM AND EXPENDITURES	04
V	RIGHTS AND OBLIGATIONS OF THE PARTIES	05
VI	RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION	10
VII	VALUATION OF CRUDE OIL	13
VIII	COMPENSATION, ASSISTANCE & PRODUCTION BONUS	15
IX	PAYMENTS	16
X	TITLE TO EQUIPMENT	16
XI	CONSULTATION AND ARBITRATION	16
XII	EMPLOYMENT & TRA1NING OF INDONESIAN PERSONNEL	17
XIII	TERMINATION	17
XIV	BOOKS, ACCOUNTS, AND AUDITS	17
XV	OTHER PROVISIONS	18
XVI	PARTICIPATION	19
XVII	EFFECTIVENESS	20
EXHIBITS
EXHIBIT "A" DESCRIPTION OF CONTRACT AREA		A-I
EXHIBIT "B" MAP OF CONTRACT AREA		B-1
EXHIBIT "C" ACCOUNTING PROCEDURE		C-1
EXHIBIT "D" MEMORANDUM ON PARTICIPATION		D-1

PRODUCTION SHARING CONTRACT

between

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA)
and
APEX (BENGARA-II) LTD.

    THIS CONTRACT, made and entered on this 4th day of December 1997, by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise, established on the basis of Law No. 8/1971 hereinafter called "PERTAMINA", party of the first part, and APEX (BENGARA-II) LTD., a corporation organized and existing under the laws of the British Virgin Islands, hereinafter called "CONTRACTOR", party of the second part, both hereinafter sometimes referred to either individually as the "Party" or collectively as the "Parties".

WITNESSETH:

    WHEREAS, all mineral oil and gas existing within the statutory mining territory of Indonesia, are national riches controlled by the State; and

    WHEREAS, PERTAMINA has an exclusive "Authority to Mine" for mineral oil and gas in and throughout the area described in Exhibit "A" and outlined on the map which is Exhibit "B", both attached hereto and made part hereof, which area is hereinafter referred to as the "Contract Area"; and

    WHEREAS, PERTAMINA wishes to promote the development of the Contract Area and CONTRACTOR desires to join and assist PERTAMINA in accelerating the exploration mad development of the potential resources within the Contract Area; and

    WHEREAS, CONTRACTOR has the financial ability, technical competence and professional skills necessary to carry out the Petroleum Operations hereinafter described; and

    WHEREAS, in accordance with Law No. 44 Prp/1960 and Law No. 8/1971 cooperative agreements in the form of a Production Sharing Contract may be entered into in the sector of oil and gas between PERTAMINA and foreign capital investors.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

SECTION 1

SCOPE AND DEFINITIONS

1.1
SCOPE

    This Contract is a Production Sharing Contract. In accordance with the provisions herein contained, PERTAMINA shall have and be responsible for the management of the operations contemplated hereunder. CONTRACTOR shall be responsible to PERTAMINA for the execution of such operations in accordance with the provisions of this Contract, and is hereby appointed and constituted the exclusive company to conduct Petroleum Operations.

    CONTRACTOR shall provide all the financial and technical assistance required for such operations. CONTRACTOR shall carry the risk of Operating Costs required in carrying out operations and shall therefore have an economic interest in the development of the Petroleum deposits in the Contract Area. Such costs shall be included in Operating Costs recoverable as provided in Section VI.

    Except as may otherwise be provided in this Contract, in the Accounting Procedure attached as Exhibit "C" hereto or by written agreement of PERTAMINA, CONTRACTOR will not incur interest expenses to finance its operations hereunder.

    During the term of this Contract the total production achieved in the conduct of such operations shall be divided in accordance with the provisions of Section VI hereof.

1.2
DEFINITIONS In the text of this Contract, the words and terms defined in Article 1 of Law No. 44 Prp/1960 shall have the same meaning in accordance with such definitions.

1.2.1	Affiliated Company or "Affiliate" means a company or other entity that controls, or is controlled by a Party to this Contract, or a company or other entity which controls or is controlled by a company or other entity which controls a Party to this Contract, it being understood that control shall mean ownership by one company or entity of at least fifty percent (50%) of (a) the voting stock, if the other company is a corporation issuing stock, or (b) the controlling rights or interests, if the other entity is not a corporation.
1.2.2	Barrel means a quantity or unit of oil equal to forty-two (42) United States gallons at the temperature of sixty (60) degrees Fahrenheit.
1.2.3
Barrel of Oil Equivalent (BOE) means six thousand (6,000) standard cubic feet of Natural Gas based on the gas having a calorific value of one thousand (1,000) British Thermal Unit per cubic foot (BTU/ft3).
1.2.4	Budget of Operating Costs means cost estimates of all items included in the Work Program.
1.2.5	Calendar Year or Year, means a period of twelve months commencing with January 1 and ending on the following December 31, according to the Gregorian Calendar.
1.2.6
Contract Area means the Area within the statutory mining territory of Indonesia covered by the "Authority to Mine" which is the subject of this Contract, which Contract Area is described and outlined in Exhibits "A" and "B" attached hereto and made a part hereof.
1.2.7	Contract Year means a period of twelve (12) consecutive months according to the Gregorian Calendar counted from the Effective Date of this Contract or from an anniversary of such Effective Date.
1.2.8
Crude Oil means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.
1.2.9	Effective Date means the date of the approval of" this Contract by the Government of the Republic of Indonesia in accordance with the provisions of the applicable law.
1.2.10
Force Majeure means delays or defaults in performance under this Contract caused by circumstances beyond the control and without the fault or negligence of PERTAMINA and/or CONTRACTOR that may affect economically or otherwise the continuing of operations under this Contract, including but not restricted to acts of God or the public enemy, perils of navigation, fire, hostilities, war (declared or undeclared), blockade, labor disturbances, strikes, riots, insurrections, civil commotion, quarantine restrictions, epidemics, storms, earthquakes, or accidents.
1.2.11	Foreign Exchange means currency other than that of the Republic of Indonesia but acceptable to PERTAMINA and to the Government of the Republic of Indonesia and to CONTRACTOR.

1.2.12	Indonesian Income Tax Law means the current Tax Code including all the appropriate regulations.
1.2.13
Natural Gas means all associated and/or non-associated gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casinghead gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.
1.2.14
Operating Costs means expenditures made and obligations incurred in carrying out Petroleum Operations hereunder determined in accordance with the Accounting Procedure attached hereto and made a part hereof as Exhibit "C".
1.2.15	Petroleum means mineral oil and gas, hereinafter called Crude Oil and Natural Gas as defined in Law No. 44 Prp/1960.
1.2.16	Petroleum Operations means all exploration, development, extraction, producing, transportation, marketing, abandonment and site restoration operations authorized or contemplated under this Contract.
1.2.17	Point of Export means the outlet flange of the loading arm after final sales meter at the export terminal, or some other point(s) mutually agreed by the Parties.
1.2.18	Work Program means a statement itemizing the Petroleum Operations to be carried out in the Contract Area as set forth in Section IV.

SECTION II

TERM

2.1
The term of this Contract shall be thirty (30) years as from the Effective Date.
2.2
At the end of the initial six (6) years as from the Effective Date CONTRACTOR shall have the option to request PERTAMINA for a four (4) years extension, the approval of such request shall not be unreasonably withheld.
2.3
If at the end of the initial six (6) years as from the Effective Date, or the extension thereof, no Petroleum is discovered in commercial quantities in the Contract Area, then without prejudice to Section XII1 this Contract shall automatically terminate in its entirety.
2.4
If Petroleum is discovered in any portion of the Contract Area within the initial six (6) years period, or the extension thereof, which in the judgment of PERTAMINA and CONTRACTOR can be produced commercially, based on consideration of all pertinent operating financial data, then as to that particular portion of the Contract Area development will commence. In other portions of the Contract Area exploration may continue concurrently without prejudice to the provisions of Section III regarding the exclusion of areas.

SECTION III

EXCLUSION OF AREAS

3.1
On or before the end of the initial three (3) years' period as from the Effective Date, CONTRACTOR shall relinquish twenty five percent (25%) of the original Contract Area.
3.2
On or before the end of the sixth (6th) Contract Year, CONTRACTOR shall relinquish an additional area equal to twenty five percent (25%) of the original Contract Area.
3.3
On or before the end of the tenth (10th) Contract Year, CONTRACTOR shall relinquish an additional area so that the area retained thereafter shall not be in excess of nine hundred seventy (970) square kilometers, or twenty percent (20%) of the original total Contract Area, whichever is less.

3.4
CONTRACTOR's obligation to relinquish parts of the original Contract Area under the preceding provisions shall not apply to any part of the Contract Area corresponding to the surface area of any field in which Petroleum has been discovered.
3.5
With regard to the remaining portion of the Contract Area left after the mandatory relinquishments as set forth in clauses 3.1, 3.2 and 3.3 above, the Parties shall maintain a reasonable exploration effort. In respect of any part of such remaining unexplored portion of the Contract Area, for which CONTRACTOR does not during two (2) consecutive years submit an exploration program, PERTAMINA may by written notice to CONTRACTOR require them either to submit an exploration program or to relinquish such part of the Contract Area.
3.6
Upon thirty (30) days written notice to PERTAMINA prior to the end of the second Contract Year and prior to the end of any succeeding Contract Year, CONTRACTOR shall have the right to relinquish any portion of the Area, and such portion shall then be credited against that portion of the Contract Area which CONTRACTOR is next required to relinquish under the provisions of clauses 3.1, 3.2 and 3.3 hereof.
3.7
CONTRACTOR shall advise PERTAMINA in advance of the date of relinquishment of the portion to be relinquished. For the purpose of such relinquishments, CONTRACTOR mid PERTAMINA shall consult with each other regarding the shape and size of each individual portion of the areas being relinquished; provided, however, that so far as reasonably possible, such portions shall each be of sufficient size and convenient shape to enable Petroleum Operations to be conducted thereon.

SECTION IV

WORK PROGRAM AND EXPENDITURES

4.1
CONTRACTOR shall commence Petroleum Operations hereunder not later than six (6) months after the Effective Date.
4.2
The amount to be spent and the Work Program to be carried out by the CONTRACTOR in conducting exploration operations pursuant to the terms of this Contract during the first six (6) Contract Years and in conducting Petroleum Operations pursuant to the terms of this Contract during the next four (4) Contract Years following the Effective Date shall in the aggregate be not less than hereafter specified for each of these ten (10) Contract Years as follows:

Contract Year	Program	Amount

First	G&G Studies	Five Hundred Thousand United States Dollars (US$500,000)
Second	Seismic Reprocessing	Five Hundred Thousand United States Dollars (US$500,000)
Third	Drill Two Wells	Six Million United States Dollars (US$6,000,000)
Fourth	G&G Studies	One Million United States Dollars (US$1,000,000)
Fifth	Drill One Well	Five Million United States Dollars (US$5,000,000)
Sixth	Shoot 300Mn Seismic	Three Million Seven Hundred Fifty Thousand United States Dollars (US$3,750,000)
Seventh	Drill One Well	Five Million Two Hundred Fifty Thousand United States Dollars (US$5,250,000)
Eighth	Evaluate Well Results	One Million United States Dollars (US$1,000,000)
Ninth	G&G Studies	One Million United States Dollars (US$1,000,000)
Tenth	G&G Studies	One Million United States Dollars (US$1,000,000)
	Total	Twenty Five Million United States Dollars (US$25,000,000)

    CONTRACTOR shall carry out Petroleum Operations during the first three (3) Contract Years, during which period CONTRACTOR shall spend at least Seven Million United States Dollars (US$ 7,000,000), called the firm commitment.

    If during any Contract Year CONTRACTOR should spend less than the amount of money required to be so expended, an amount equal to such under expenditure may, with PERTAMINA's consent, be carried forward and added to the amount to be expended in the following Contract Year without prejudice to CONTRACTOR's rights hereunder. If during any Contract Year CONTRACTOR should expend more than the amount of money required to be so expended, the excess may be subtracted from the amount of money to be so expended by CONTRACTOR during the succeeding Contract Years.

4.3
At least three (3) months prior to the beginning of each Calendar Year or at such other time as may otherwise be mutually agreed to by the Parties, CONTRACTOR shall prepare and submit for approval to PERTAMINA a Work Program and Budget of Operating Costs for the Contract Area setting forth the Petroleum Operations which CONTRACTOR proposes to carry out during the ensuing Calendar Year.
4.4
Should PERTAMINA wish to propose a revision as to certain specific features of said Work Program and Budget of Operating Costs, it shall within thirty (30) days after receipt thereof so notify CONTRACTOR specifying in reasonable detail its reasons therefor. Promptly thereafter, the Parties will meet and endeavor to agree on the revisions proposed by PERTAMINA. In any event, any portion of the Work Program as to which PERTAMINA has not proposed a revision shall insofar as possible be carried out as prescribed therein.
4.5
It is recognized by the Parties that the details of a Work Program may require changes in the light of existing circumstances and nothing herein contained shall limit the right of CONTRACTOR to make such changes, provided they do not change the general objective of the Work Program, nor increase the expenditures in the approved budget of Operating Costs.
4.6
It is further recognized that in the event of emergency or extraordinary circumstances requiring immediate action, either Party may take all actions it deems proper or advisable to protect their interests and those of their respective employees and any cost so incurred shall be included in the Operating Costs.
4.7
PERTAMINA agrees that the approval of a proposed Work Program and Budget of Operating Costs will not be unreasonably withheld.

SECTION V

RIGHTS AND OBLIGATIONS OF THE PARTIES

5.1
Subject to the provisions of clauses 5.2.6 and 5.2.7,
5.2
CONTRACTOR shall:

5.2.1	advance all necessary funds and purchase or lease all equipment, supplies and materials required to be purchased or leased with Foreign Exchange pursuant to the Work Program;
5.2.2	furnish all technical aid, including foreign personnel, required for the performance of the Work Program, payment whereof requires Foreign Exchange;
5.2.3	furnish such other funds for the performance of the Work Program that requires payment in Foreign Exchange, including payment to foreign third parties who perform services as a CONTRACTOR;
5.2.4	be responsible for the preparation and execution of the Work Program, which shall be implemented in a workmanlike manner and by appropriate scientific methods;

5.2.5	(a)	conduct an environmental baseline assessment at the beginning of CONTRACTOR's activities;
(b)
take the necessary precautions for protection of ecological systems, navigation and fishing and shall prevent extensive pollution of the area, sea or rivers and other as the result of operations undertaken under the Work Program;
(c)
after the Contract expiration or termination, or relinquishment of part of the Contract Area, or abandonment of any field, remove from the area all equipment and installations brought to the area by CONTRACTOR in a manner acceptable to PERTAMINA, and perform all necessary site restoration activities in relation to CONTRACTOR's Petroleum Operations in accordance with the applicable Government regulations to prevent hazards to human life and property of others or environment to the extent caused by or arising from CONTRACTOR's Petroleum Operations; provided however, if PERTAMINA or any third party designated by PERTAMINA, takes over any area or field prior to its abandonment, CONTRACTOR, shall be released from its obligation to remove the equipment and installations and perform the necessary site restoration activities in respect of the field in such area. In such event, all the accumulated funds reserved for the removal and restoration operations shall be transferred to PERTAMINA;
(d)
include in the annual Budget of Operating Costs, estimates of the anticipated abandonment and site restoration costs for each exploratory well in the Work Program. All expenditures incurred by the CONTRACTOR in the abandonment of all such wells and restoration of their drillsites shall be treated as Operating Costs in accordance with the Accounting Procedure attached hereto as Exhibit "C";
(e)
include with requisite plan of development for each commercial discovery, an abandonment and site restoration program together with a funding procedure for such program. The amount of monies estimated to be required for this program shall be determined each year in conjunction with the Budget of Operating Costs for the plan of development and all such estimates shall be treated as Operating Costs in accordance with the Accounting Procedure attached hereto as Exhibit "C";
5.2.6
have the right to sell, assign, transfer, convey or otherwise dispose of all, or any part of, its rights and interests under this Contract to any Affiliated Company without the prior written consent of PERTAMINA, provided that PERTAMINA shall be notified in writing of the same beforehand and further provided that any assignee whom such rights and interests are assigned to under any clause of this Contract shall not hold more that one Technical Assistance Contract or Production Sharing Contract at any given time;
5.2.7
have the right to sell, assign, transfer, convey or otherwise dispose of all, or any part of, its rights and interests under this Contract to parties other than Affiliated Companies with the prior written consent of PERTAMINA and the Government of the Republic of Indonesia, which consent shall not be unreasonably withheld; also provided that any assignee whom such rights and interests are assigned to under any clause of this Contract shall not hold more that one Technical Assistance Contract or Production Sharing Contract at any given time; except during the first three (3) Contract Years CONTRACTOR shall hold a more dominant participating interest than any other participant and shall hold operatorship of this Contract;

5.2.8	retain control of all leased property paid for with Foreign Exchange and caused to be brought into Indonesia, and be entitled to freely remove same therefrom;
5.2.9	have the right of ingress to and egress from the Contract Area and to and from facilities wherever located at all times;
5.2.10
have the right to use and have access to, and PERTAMINA shall furnish all geological, geophysical, drilling, well, production and other information held by PERTAMINA or by any other governmental agency, relating to the Contract Area including well location maps;
5.2.11	submit to PERTAMINA copies of all such original geological, geophysical, drilling, well, production, and other data and reports as it may compile during the term hereof;
5.2.12	prepare and carry out plans and programs for industrial training and education of Indonesians for all job classifications with respect to operations contemplated hereunder;
5.2.13	have the right during the term hereof to freely lift, dispose of and export its share of Crude Oil, and retain abroad the proceeds obtained therefrom;
5.2.14	appoint an authorized representative for Indonesia with respect to this Contract, who shall have an office in Jakarta;
5.2.15
after commercial production commences, fulfill its obligation towards the supply of the domestic market in Indonesia. CONTRACTOR agrees to sell and deliver to PERTAMINA a portion of the share of the Crude Oil to which it is entitled pursuant to clauses 6.1.3 and 6.3.1 calculated for each Year as follows:
(a)
multiply the total quantity of Crude Oil produced from the Contract Area by a fraction, the numerator of" which is the total quantity of Crude Oil to be supplied and the denominator of which is the entire Indonesian production of Crude Oil of all petroleum companies; and
(b) compute twenty-five percent (25%) of total quantity of Crude Oil produced from the Contract Area; and
(c)
multiply the lowest quantity of Crude Oil computed either in accordance with paragraphs (a) or (b) above by the percentage of CONTRACTOR's entitlement as applicable under clause 6.1.3 hereof, from the Crude Oil remaining after deducting Operating Costs.

The quantity of Crude Oil computed under paragraph (c.) above shall be the maximum to be supplied by CONTRACTOR in any Year pursuant to this paragraph and deficiencies, if any, shall not be carried forward to any subsequent Year; provided that if for any Year the recoverable Operating Costs exceeds the difference of total sales proceeds from Crude Oil produced and saved hereunder minus the First Tranche Petroleum as provided under Section VI hereof, CONTRACTOR shall be relieved from this supply obligation for such Year.

The price at which such Crude Oil shall be delivered and sold under this clause 5.2.15 shall be fifteen (15%) percent of the price as determined under clause 6.1.2 hereof. CONTRACTOR shall not be obligated to transport such Crude Oil beyond the point of delivery, but upon request from PERTAMINA, shall assist in arranging transportation and such assistance provided shall be without cost or risk to CONTRACTOR.

Notwithstanding the foregoing, for a period of five (5) consecutive Years (meaning 60 consecutive calendar months) starting the month of the first delivery of Crude Oil produced and saved from each new field in the Contract Area, the fee per barrel for the quantity of Crude Oil supplied to the Indonesian domestic market from each such new field shall be equal to the price determined in accordance with Section VII hereof for Crude Oil from such field taken for the recovery of Operating Costs. The proceeds in excess of those arising due to the aforesaid fifteen percent (15%) shall preferably be used to assist financing of continued exploration efforts by CONTRACTOR in the Contract Area or in other areas of the Republic of Indonesia if such opportunity exists. In case no such opportunity can be demonstrated to exist in accordance with good oil field practice, CONTRACTOR shall be free to use such proceeds at its own discretion;
5.2.16
give preference to such goods and services which are produced in Indonesia or rendered by Indonesian nationals, provided such goods and services are offered at equally advantageous conditions with regard to quality, price, availability at the time and in the quantities required;
5.2.17
severally, be subject to and pay to the Government of the Republic of Indonesia the Income Tax and the final tax on profit after tax deduction imposed on it pursuant to the Indonesian Income Tax Law and its implementing regulations and comply with the requirements of the tax law in particular with respect to filing of returns, assessment of tax and keeping and showing of books and records;
5.2.18
comply with all applicable laws of Indonesia. It is also understood that the execution of the Work Program shall be exercised so as not to conflict with obligations imposed on the Government of the Republic of Indonesia by international laws;
5.2.19
not disclose geological, geophysical, petrophysical, engineering, well logs. completion status reports and any other data as CONTRACTOR may compile during the term hereof to third parties without PERTAMINA's written consent. This clause shall survive after the termination of this Contract.
5.3	PERTAMINA shall:
5.3.1
have and be responsible for the management of the operations contemplated hereunder; however, PERTAMINA shall assist and consult with CONTRACTOR with a view to the fact that CONTRACTOR is responsible for the Work Program;
5.3.2
except with respect to CONTRACTOR's obligation to pay income tax and the final tax on profit after tax deduction as set forth in clause 5.2.17 herein above, assume and discharge other Indonesian taxes of CONTRACTOR including value added tax (VAT), transfer tax, import and export duties on materials, equipment and supplies brought into Indonesia by CONTRACTOR, its contractors and subcontractors; exactions in respect of property, capital, net worth, operations, remittances or transactions including any tax or levy on or in connection with operations performed hereunder by CONTRACTOR.

PERTAMINA shall not be obliged to pay CONTRACTOR's income tax and the final tax on profit after tax deduction, nor taxes on tobaccos, liquor and personal income tax and other taxes not listed above of contractors and subcontractors.

The obligations of PERTAMINA hereunder shall be deemed to have been complied with by the deliver), to CONTRACTOR within one hundred and twenty (120) days after the end of each Calendar Year, of documentary proof in accordance with the Indonesian fiscal laws that liability for the above mentioned taxes has been satisfied, except that with respect to any of such liabilities which CONTRACTOR may be obliged to pay directly, PERTAMINA shall reimburse CONTRACTOR only out of PERTAMINA's share of production within sixty (60) days after receipt of invoice therefore. PERTAMINA should be consulted prior to payment of such taxes by CONTRACTOR or by any other party on CONTRACTOR's behalf;
5.3.3
otherwise assist and expedite CONTRACTOR's execution of the approved Work Program by providing facilities, supplies and personnel including, but not limited to, supplying or otherwise making available all necessary visas, work permits, transportation, security protection and rights of way and easements as may be requested by CONTRACTOR and made available from the resources under PERTAMINA's control. In the event such facilities, supplies or personnel are not readily available, then PERTAMINA shall promptly secure the use of such facilities, supplies and personnel from alternative sources. Expenses thus incurred by PERTAMINA at CONTRACTOR's request shall be reimbursed to PERTAMINA by CONTRACTOR and the funds provided therefore shall be included in the Operating Costs. Such reimbursement will be made in United States Dollars computed at the rate of exchange at the time of conversion.

CONTRACTOR shall advance to PERTAMINA before the beginning of each annual Work Program a minimum amount of seventy five thousand United States Dollars (US$ 75,000) for the purpose of enabling PERTAMINA to meet Rupiah expenditures incurred pursuant to this paragraph.

If at any time during the annual Work Program period the minimum amount advanced under this paragraph has been fully expended, separate additional advance payments as may be necessary to provide for Rupiah expenses estimated to be incurred by PERTAMINA during the balance of such annual Work Program period will be made. If any amount advanced hereunder is not expended by PERTAMINA by the end of an annual Work Program period, such unexpended amount shall be credited against the minimum amount to be advanced pursuant to this paragraph for the succeeding annual Work Program period;
5.3.4	ensure that at all times during the term hereof sufficient Rupiah funds shall be available to cover the Rupiah expenditure necessary, for the execution of the Work Program;
5.3.5
have title to all original data resulting from the Petroleum Operations including but not limited to geological, geophysical, petrophysical, engineering, well logs and completion status reports and any other data as CONTRACTOR may compile during the term hereof; provided, however, that all such data shall not be disclosed to third parties without informing CONTRACTOR and giving CONTRACTOR the opportunity to discuss the disclosure of such data if CONTRACTOR so desires and further provided that CONTRACTOR may retain copies of such data, which should not be disclosed to any third party without PERTAMINA's consent pursuant to clause 5.2.19; and
5.3.6
to the extent that it does not interfere with CONTRACTOR's performance of the Petroleum Operations use the equipment which becomes its property by virtue of this Contract solely for Petroleum Operations envisaged under this Contract and if PERTAMINA wishes to use such equipment for any alternative purpose, then PERTAMINA shall first consult CONTRACTOR.

SECTION VI

RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION

6.1	CRUDE OIL
	6.1.1	CONTRACTOR is authorized by PERTAMINA and obligated to market all Crude Oil produced and saved from the Contract Area subject to the provisions hereinafter set forth.
6.1.2
CONTRACTOR will recover all Operating Costs out of the sales proceeds or other disposition of the required quantity of Crude Oil equal in value to such Operating Costs which is produced and saved hereunder and not used in Petroleum Operations. Except as provided in clauses 7.1.4 and 7.1.5, CONTRACTOR shall be entitled to take and receive and freely export such Crude Oil. For the purpose of determining the quantity of Crude Oil delivered to CONTRACTOR required to recover said Operating Costs, the weighted average price of all Crude Oil produced and sold from the Contract Area during the Calendar Year will be used, excluding however deliveries made pursuant to clause 5.2.15. If, in any Calendar Year, Operating Costs exceed the value of Crude Oil produced and saved hereunder and not used in Petroleum Operations, then the unrecovered excess shall be recovered in the succeeding years.
	6.1.3	Of the Crude Oil remaining after deducting Operating Costs:
(a)
If the first Crude Oil production of this Contract Area is from a Marginal Field as described herein below, for such Crude Oil production the Parties shall be entitled to take and receive each Year, respectively, sixty four point two eight five seven percent (64.2857%) for PERTAMINA and thirty five point seven one four three percent (35.7143%) for CONTRACTOR over the life of such field.

A Marginal Field is the first field of the Contract Area proposed for development and approved by PERTAMINA, capable of Crude Oil production not exceeding ten thousand (10,000) Barrels daily average projected for the initial two (2) producing years (24 consecutive producing months). Marginal Field production represents a separate segment from the others.
(b)
For Crude Oil production as a result of Tertiary Recovery EOR projects, the Parties shall be entitled to take and receive each Year, respectively, sixty four point two eight five seven percent (64.2857%) for PERTAMINA and thirty five point seven one four three percent (35.7143%) for CONTRACTOR.
Tertiary Recovery EOR production represents a separate segment from the others.
		(e)	For Crude Oil production from pre-Tertiary reservoir rocks the Parties shall be entitled to take and receive each Year as follows:
(i)
PERTAMINA sixty four point two eight five seven percent (64.2857%) and CONTRACTOR thirty five point seven one four three percent (35.7143%) for the segment of zero (0) to fifty thousand (50,000) Barrels daily average of all of such pre-Tertiary production of the Contract Area for the Calendar Year;

(ii)
PERTAMINA seventy three point two one four three percent (73.2143%) and CONTRACTOR twenty six point seven eight five seven percent (26.7857%) for the segment of fifty thousand and one (50,001) to one hundred fifty thousand (150,000) Barrels daily average of all of such pre-Tertiary production of the Contract Area for the Calendar Year;
(iii)
PERTAMINA eighty two point one four two nine percent (82.1429%) and CONTRACTOR seventeen point eight five seven one percent (17.8571%) for the segment of more than one hundred fifty thousand (150,000) Barrels daily average of all of such pre-Tertiary production of the Contract Area for the Calendar Year.
Pre-Tertiary, reservoir rocks means petroleum reservoir rocks deposited or formed in pre-Tertiary times.
(d)
For Crude Oil production from the Contract Area other than those segments described in paragraphs (a), (b) and (c) herein above, PERTAMINA shall be entitled to take and receive each Year seventy three point two one four three percent (73.2143%) and CONTRACTOR twenty six point seven eight five seven percent (26.7857%) of Crude Oil production from the Contract Area for the Calendar Year. Such production represents a separate segment from the others.
Each of the above segments represents a separate production segment From the others.

The deduction of investment credit and Operating Costs, before the entitlements are taken by each respective Party as provided herein above clause 6.1.3, shall be subject to the following pro-ration method: For each Calendar Year, the recoverable investment credits and Operating Costs shall be apportioned for deduction from the production of each of the segments as herein above defined, at the same ratios as the production from each such segment from the total production of such Year.

In the event that Crude Oil production from a field qualifies for more than one of the definitions set out in paragraphs (a), (b) and (c) of this clause 6.I.3, CONTRACTOR shall have the option to elect which of the paragraphs above shall be applied. Such election when made shall not be changed.
6.1.4
Title to CONTRACTOR's portion of Crude Oil under clauses 6.1.3 and 6.1.7 and clause 6.3.1 as well as to such portion of Crude Oil exported and sold to recover Operating Costs and the investment credit provided for in clause 6.1.7 shall pass to CONTRACTOR at the Point of Export, or, in the case of oil delivered to PERTAMINA pursuant to clause 5.2.15 or otherwise, at the point of delivery.
6.1.5	CONTRACTOR will use its best reasonable efforts to market such Crude Oil to the extent markets are available. Either Party shall be entitled to take and receive their respective portion in kind.

6.1.6
If PERTAMINA elects to take any of its portion of Crude Oil in kind, it shall so advise CONTRACTOR in writing not less than ninety (90) days prior to the commencement of each semester of each Calendar Year specifying the quantity which it elects to take in kind, such notice to be effective for the ensuing semester of each Calendar Year provided, however, that such election shall not interfere with the proper performance of any Crude Oil sales agreement for Petroleum produced within the Contract Area which CONTRACTOR has executed prior to the notice of such election. Failure to give such notice shall be conclusively deemed to evidence the election not to take in kind. Any sale of PERTAMINA's portion of Crude Oil shall not be for a term of more than one Calendar Year without PERTAMINA's consent.
6.1.7
(a)
CONTRACTOR may recover an investment credit amounting to fifteen point seven eight zero zero percent (15.7800%) of the capital investment costs directly required for developing Crude Oil production facilities as provided under clause 2.3.3 of Exhibit "C" hereof, of a new field, producing from Tertiary reservoir rock, out of deduction from gross production before recovering Operating Costs, commencing in the earliest production Year or Years before tax deduction (to be paid in advance in such Production Year when taken).
(b)
CONTRACTOR may recover an investment credit amounting to one hundred two point one four zero zero percent (102.1400%) of the capital investment costs directly required for developing Crude Oil production facilities as provided under Article 2.3.3 of Exhibit "C" hereof, of a new field, producing from pre-Tertiary reservoir rock, out of deduction from gross production before recovering Operating Costs, commencing in the earliest production Year or Years before tax deduction (to be paid in advance in such Production Year when taken).

The investment credits referred to in paragraphs (a) and (b) above may be applied to new secondary recovery and tertiary recovery EOR projects but are not applicable to any interim production schemes nor further investments to enhance production and reservoir drainage in excess of what was contemplated in the original development program as approved by PERTAMINA.
6.2	NATURAL GAS
6.2.1
Any Natural Gas produced from the Contract Area to the extent not used in Petroleum Operations hereunder may be flared if the processing or utilization thereof is not economical. Such flaring shall be permitted to the extent that gas is not required to effectuate the maximum economic recovery of Petroleum by secondary recovery operations, including repressing and recycling.
6.2.2
Should PERTAMINA and CONTRACTOR consider that the processing and utilization of Natural Gas is economical and choose to participate in the processing and utilization thereof; in addition to that used in secondary recovery operations, then the construction and installation of facilities for such processing and utilization shall be carried out pursuant to an approved Work Program.

It is hereby agreed that all costs and revenues derived from such processing, utilization and sale of Natural Gas shall be treated on a basis equivalent to that provided for herein concerning Petroleum Operations and disposition of Crude Oil except of the Natural Gas, or the propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil, remaining after deducting Operating Costs associated with the Natural Gas operations as stipulated in Exhibit "C"; PERTAMINA shall be entitled to take and receive thirty seven point five zero zero zero percent (37.5000%) and CONTRACTOR shall be entitled to take and receive sixty two point five zero zero zero percent (62.5000%);
6.2.3
CONTRACTOR may recover an investment credit amounting to one hundred two point one four zero zero percent (102.1400%) of the capital investment costs directly required for developing Natural Gas production facilities as provided under clause 2.3.3 of Exhibit "C" hereof of a new field, producing from pre-Tertiary reservoir rocks, out of deduction from gross production before recovering Operating Costs, commencing in the earliest production Year or Years before tax deduction (to be paid in advance in such production Year when taken).
6.2.4
In the event, however, CONTRACTOR considers that the processing and utilization of Natural Gas is not economical, then PERTAMINA may choose to take and utilize such Natural Gas that would otherwise be flared, all costs of taking and handling to be for the sole account and risk of PERTAMINA.
6.3	FIRST TRANCHE PETROLEUM
6.3.1
Notwithstanding anything to the contrary elsewhere contained in this Contract, the Parties shall be entitled to first take and receive each Year a quantity of Petroleum of Twenty Percent (20%) of the Petroleum production for each such Year, called the "First Tranche Petroleum", before rely deduction for recovery of Operating Costs and handling of production as provided herein under this Section VI.
6.3.2
Such First Tranche Petroleum for each Calendar Year shall further be shared for Crude Oil between PERTAMINA and CONTRACTOR in accordance with the sharing splits provided under clause 6.1.3, by apportioning it as applicable, to the respective production segments as herein above defined, at the same ratios as the production from each such segment over the total production of the Year.
	6.3.3	For Natural Gas, such First Tranche Petroleum is shared between PERTAMINA and CONTRACTOR in accordance with the sharing split provided under clause 6.2.2.

SECTION VII

VALUATION OF CRUDE OIL

7.1	Crude Oil sold to third parties shall be valued as follows:
7.1.1
All Crude Oil taken by CONTRACTOR, including its share and the share for the recovery of Operating Costs, and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by CONTRACTOR for such Crude Oil.
	7.1.2	All of PERTAMINA's Crude Oil taken by CONTRACTOR and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by CONTRACTOR for such Crude Oil.
	7.1.3	PERTAMINA shall be duly advised before the sales referred to herein above in clauses 7.1.1 and 7.1.2 are made.

7.1.4
Subject to any existing Crude Oil sales agreement, if a more favorable net realized price is available to PERTAMINA for the Crude Oil as referred to in clauses 7.1.1 and 7.1.2 herein above, except CONTRACTOR's share of Crude Oil, then PERTAMINA shall so advise CONTRACTOR in writing not less than ninety (90) days prior to the commencement of the deliveries under PERTAMINA's proposed sales contract. Forty-five (45) days prior to the start of such deliveries, CONTRACTOR shall notify PERTAMINA regarding CONTRACTOR's intention to meet the more favorable net realized price in relation to the quantity and period of delivery concerned in said proposed sales contract. In the absence of such notice PERTAMINA shall market said Crude Oil.
7.1.5
PERTAMINA's marketing of such Crude Oil as referred to in clause 7.1.4 shall continue until forty-five (451) days after PERTAMINA's net realized price on said Crude Oil becomes less favorable. CONTRACTOR's obligation to market said Crude Oil shall not apply until after PERTAMINA has given CONTRACTOR at least forty-five (45) days advance notice of its desire to discontinue such sales. As long as PERTAMINA is marketing the Crude Oil referred to above, it shall account to CONTRACTOR on the basis of the more favorable net realized price.
7.1.6
Without prejudice to any of the provisions of Section VI and Section VII, CONTRACTOR may at its option transfer to PERTAMINA during any Calendar Year the right to market any Crude Oil which is in excess of CONTRACTOR's normal and contractual requirements provided that the price is not less than the net realized price from the Contract Area. PERTAMINA's request stating the quantity and expected loading date must be submitted in writing to CONTRACTOR at least thirty (30) days prior to lifting said Crude Oil. Such lifting must not interfere with scheduled tanker movements. PERTAMINA shall account to CONTRACTOR in respect of any sale made by it hereunder.
7.1.7
PERTAMINA shall have the option, in any Year in which the quantity of Crude Oil to which it is entitled pursuant to clause 6.1.3 and clause 6.3.1 hereof is less than fifty percent (50%) of the total production by ninety (90) days written notice in advance of that Year, to market for the account of CONTRACTOR, at the price provided for in Section VII hereof for the recovery of Operating Costs, a quantity of Crude Oil which together with PERTAMINA's entitlement under clause 6.1.3 and clause 6.3.1 equals fifty percent (50%) of the total Crude Oil produced and saved from the Contract Area.
7.2	Crude Oil sold to other than third parties shall be valued as follows:
7.2.1
by using the weighted average per unit price received by CONTRACTOR and PERTAMINA from sales to third parties excluding, however, commissions and brokerages paid in relation to such third party sales during the three (3) months preceding such sale adjusted as necessary for quality, grade and gravity; or
7.2.2
if no such third party sales have been made during such period of time, then such Crude Oil shall be valued on the basis used to value Indonesian Crude Oil of similar quality, grade and gravity and taking into consideration any special circumstances with respect to sales of such Indonesian Crude Oil.
7.3
Third party sales referred to in this Section VII shall mean sales by CONTRACTOR to purchasers independent of CONTRACTOR, that is purchasers with whom (at the time sale is made) CONTRACTOR has no contractual interest involving directly or indirectly any joint interest.

7.4	Commissions or brokerages incurred in connection with sales to third parties, if any, shall not exceed the customary, and prevailing rate.
7.5
During any given Calendar Year, the handling of production (i.e., the implementation of the provisions of Section VI hereof) and the proceeds thereof shall be provisionally dealt with on the basis of the relevant Work Program and Budget of Operating Costs based upon estimates of quantities of Crude Oil to be produced, of internal consumption in Indonesia, of marketing possibilities, of prices and other sale conditions as well as of any other relevant factors. Within thirty (30) days after the end of the said given Year, adjustments and cash settlements between the Parties shall be made on the basis of the actual quantities, amounts and prices involved, in order to comply with the provisions of this Contract.
7.6	In the event the Petroleum Operations involve the segregation of Crude Oil of different quality and/or grade and if the Parties do not otherwise mutually agree:
	7.6.1	any and all provisions of this Contract concerning evaluation of Crude Oil shall separately apply to each segregated Crude Oil.
	7.6.2	Each Crude Oil produced and segregated in a given Year shall contribute to:
		(a)	the "required quantity" destined in such Year to the recovery of all Operating Costs and investment credit pursuant to clauses 6.1.2 and 6.1.7 hereof;
		(b)	the "required quantity" of Crude Oil to which a Party is entitled in such Year pursuant to clause 6.1.3 and clause 6.3.1 hereof;
(e)
the "required quantity" of Crude Oil which CONTRACTOR agrees to sell and deliver in such Year for domestic consumption in Indonesia pursuant to clause 5.2.15 hereof, out of the share of Crude Oil to which it is entitled pursuant to clause 6.1.3 and clause 6.3.1;

with quantities, each of which shall bear to the respective "required quantity" referred to in paragraphs (a), (b) and (c) above, the same proportion as the quantity of such Crude Oil produced and segregated in such given Year bears to the total quantity of Crude Oil produced in such Year from the Contract Area.

SECTION VIII

COMPENSATION, ASSISTANCE AND PRODUCTION BONUS

8.1
CONTRACTOR shall pay to PERTAMINA as compensation for information now held by PERTAMINA the sum of Two Hundred Fifty Thousand United States Dollars (US$ 250,000) after approval of this Contract by the Government of the Republic of Indonesia in accordance with the provisions of applicable law. Such payment shall be made within thirty (30) days after the Effective Date.
8.2
CONTRACTOR shall within thirty (30) days after PERTAMINA's request during the first Contract Year provide PERTAMINA with equipment or services not exceeding One Hundred Thousand United States Dollars (US$ 100,000) in value for exploration and production activities in Indonesia's petroleum industry.
8.3
CONTRACTOR shall pay to PERTAMINA the sum of Five Hundred Thousand United States Dollars (US$ 500,000) within thirty (30) days after cumulative Crude Oil production from the Contract Area has reached twenty five million (25,000,000) Barrels of Oil Equivalent (BOE).

CONTRACTOR shall pay to PERTAMINA the sum of One Million Five Hundred Thousand United States Dollars (US$ 1,500,000) within thirty (30) days after cumulative Crude Oil production from the Contract Area has reached sixty million (60,000,000) Barrels of Oil Equivalent (BOE).

CONTRACTOR shall pay to PERTAMINA the sum of Two Million Five Hundred Thousand United States Dollars (US$ 2,500,000) within thirty (30) days after cumulative Crude Oil production from the Contract Area has reached one hundred million (100,000,000) Barrels of Oil Equivalent (BOE).
8.4	Such compensation, assistance and production bonuses shall be borne solely by CONTRACTOR and shall not be included in the Operating Costs.

SECTION IX

PAYMENTS

9.1	All payments which this Contract obligates CONTRACTOR to make to PERTAMINA or the Government of the Republic of Indonesia shall be made in United States Dollar currency at a bank to be designated by each of them and agreed upon by Bank Indonesia or at CONTRACTOR's election, other currency acceptable to them, except that CONTRACTOR may make such payments in Indonesian Rupiahs to the extent that such currencies are realized as a result of the domestic sale of Crude Oil or Natural Gas or Petroleum products, if any.
9.2	All payments due to CONTRACTOR shall be made in United States Dollars or at PERTAMINA's election, other currencies acceptable to CONTRACTOR at a bank to be designated by CONTRACTOR.
9.3	Any payments required to be made pursuant to this Contract shall, unless otherwise specified, be made within thirty (30) days following the end of the month in which the obligation to make such payments occurs.

SECTION X

TITLE TO EQUIPMENT

10.1	Equipment purchased by CONTRACTOR pursuant to the Work Program becomes the property of PERTAMINA (in case of import, when landed at the Indonesian ports of import) and will be used in Petroleum Operations hereunder.
I0.2	The provisions of clause 10.1 above shall not apply to leased equipment belonging to third parties who perform services as a contractor, such equipment may be freely exported from Indonesia.

SECTION XI

CONSULTATION AND ARBITRATION

11.1	Periodically, PERTAMINA and CONTRACTOR shall meet to discuss the conduct of the Petroleum Operations envisaged under this Contract and will make every effort to settle amicably any problem arising therefrom.
11.2
Disputes, if any, arising between PERTAMINA and CONTRACTOR relating to this Contract or the interpretation and performance of any of the clauses or this Contract, and which cannot be settled amicably, shall be submitted to the decision of arbitration. PERTAMINA on the one hand and CONTRACTOR on the other hand shall each appoint one arbitrator and so advise the other Party and these two arbitrators will appoint a third. If either party fails to appoint an arbitrator within thirty (30) days after receipt of a written request to do so, such arbitrator shall, at the request of the other Party, if the Parties do not otherwise agree, be appointed by the President of the International Chamber of Commerce. If the first two arbitrators appointed as aforesaid fail to agree on a third within thirty (30) days following the appointment of the second arbitrator, the third arbitrator shall, if the Parties do not otherwise agree, be appointed, at the request of either Party, by the President of the International Chamber of Commerce. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.
11.3	The decision of a majority of the arbitrators shall be final and binding upon the Parties.
11.4	Arbitration shall be conducted at a place to be agreed upon by both Parties and in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

SECTION XII

EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL

12.1
CONTRACTOR agrees to employ qualified Indonesian personnel in operations and after commercial production commences will undertake the schooling and training of Indonesian personnel for labor and staff positions including administrative and executive management positions. At such time CONTRACTOR shall also consider with PERTAMINA a program of assistance for training of PERTAMINA's personnel.
12.2
Costs and expenses of training Indonesian personnel for its own employment shall be included in Operating Costs. Costs and expenses for a program of training for PERTAMINA's personnel shall be on a basis to be agreed by PERTAMINA and CONTRACTOR.

SECTION XIII

TERMINATION

13.1	This Contract cannot be terminated during the first three (3) years as from the Effective Date, except by Provisions as stipulated in clause 13.3 hereunder.
13.2
At any time following the end of the third Contract Year as from the Effective Date, if in the opinion of CONTRACTOR, circumstances do not warrant continuation of the Petroleum Operations CONTRACTOR may, by giving written notice to that effect to PERTAMINA and after consultation with PERTAMINA, relinquish its rights and be relieved of its obligations pursuant to this Contract, except such rights and obligations as related to the period prior to such relinquishment.
13.3
If during the first three (3) Contract Years, CONTRACTOR has not completed the Work Program and spent less than the amount required to be so expended pursuant to subsection 4.2 and after consultation with PERTAMINA, CONTRACTOR elects to relinquish its rights and be relieved of its further obligations under this Contract, CONTRACTOR shall transfer the remaining amount of the initial three (3) Contract Years firm expenditures commitment to PERTAMINA.
13.4
Without prejudice to the provisions stipulated in clause 13.1 herein above, either Party shall be entitled to terminate this Contract in its entirety by ninety (90) days written notice if a major breach of Contract is committed by the other Party, provided that conclusive evidence thereof is proved by arbitration as stipulated in Section XI.

SECTION XIV

BOOKS AND ACCOUNTS AND AUDITS

14.1	BOOKS AND ACCOUNTS

Subject to the requirements of clause 5.2.17, PERTAMINA shall be responsible for keeping complete books and accounts, with the assistance of CONTRACTOR, reflecting all Operating Costs as well as monies received from the sale of Crude Oil, consistent with modem petroleum industry practices and proceedings as described in Exhibit "C" attached hereto. Until such time that commercial production commences, however, PERTAMINA hereby delegates to CONTRACTOR its obligations to keep books and accounts. Should there be any inconsistency between the provisions of this Contract and the provisions of Exhibit "C", then the provisions of clause 6.1.2 of this Contract shall prevail.

14.2	AUDITS
14.2.1
CONTRACTOR shall have the right to inspect and audit PERTAMINA's books and accounts relating to this Contract for any Calendar Year within the one (1) year period following the end of such Calendar Year. Any such audit will be satisfied within twelve (12) months after its commencement. Any exception must be made in writing within sixty (60) days following the end of such audit and failure to give such written exception within such time shall establish the correctness of PERTAMINA's books and accounts.
14.2.2
PERTAMINA and the Government of the Republic of Indonesia shall have the fight to inspect and audit CONTRACTOR's books and accounts relating to this Contract for any Calendar Year covered by this Contract. Any exception must be made in writing sixty (60) days following the completion of such audits.

In addition, PERTAMINA and the Government of the Republic of Indonesia may require CONTRACTOR to engage independent accountants to examine, in accordance with generally accepted auditing standards, CONTRACTOR's books and accounts relating to this Contract for any Calendar Year or perform such auditing procedures as deemed appropriate by PERTAMINA.

A copy of the independent accountant's report including any exceptions shall be forwarded to PERTAMINA and CONTRACTOR within sixty (60) days following the completion of such audit. The costs related to the engagement of such independent accountants shall be included in Operating Costs.

SECTION XV

OTHER PROVISIONS

15.1	NOTICES:

Any notices required or given by either Party to the other shall be deemed to have been delivered when properly acknowledged for receipt by the receiving Party. Either party may substitute or change such address on written notice thereof to the other. All such notices shall be addressed to:
PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) JL. MERDEKA TIMUR 1-A Jakarta, 10110 INDONESIA Attn: President Director and Chief Executive Officer
	FAX: PHONE:	62-21-310-6564 62-21-310-2101
APEX (BENGARA-II) LTD. WISMA INDOCEMENT 6th Floor JL. JENDRAL SUDIRMAN Jakarta, INDONESIA Attn: President and Chief Executive Officer
	FAX: PHONE:	62-21-251-0220 62-21-570-3778
15.2	LAWS AND REGULATIONS:

	15.2.1	The laws of the Republic of Indonesia shall apply to this Contract.
15.2.2
No term or provision of this Contract, including the agreement of the Parties to submit to arbitration hereunder, shall prevent or limit the Government of the Republic of Indonesia for exercising its inalienable rights.
15.3	SUSPENSION OF OBLIGATIONS:
	15.3.1	Any failure or delay on the part of either Party in the performance of their obligations or duties herein under shall be excused to the extent attributable to Force Majeure.
15.3.2
If operations are delayed, curtailed or prevented by such causes, then the time for carrying out the obligations thereby affected, the term of this Contract and all rights and obligations hereunder shall be extended for a period equal to the period thus involved.
15.3.3
The Party whose ability to perform its obligations so affected shall notify the other Party thereof in writing, stating the cause, and the Parties shall do all reasonably within their power to remove such cause.
15.4	PROCESSING OF PRODUCTS:
	15.4.1	CONTRACTOR shall be willing to consider to come to another contract or loan agreement for the processing of products derived from the Petroleum Operations hereunder, on mutually agreeable terms.
15.4.2
Within the framework of the preceding principle, CONTRACTOR would agree on the conditions stated below to have refined in Indonesia twenty eight point five seven percent (28.57%) of CONTRACTOR'S share of Crude Oil to which it is entitled pursuant to clauses 6.1.3 and 6.3.1 of hereof, and should no refining capacity be available therefore to set up a corresponding refining capacity for that purpose. The conditions above referred to are that:
(a) PERTAMINA has first requested CONTRACTOR thereto;
(b) CONTRACTOR's share of Crude Oil pursuant to clause 6.1.3 and clause 6.3.1 hereof be not less than one hundred thousand (100,000) Barrels per day; and
(c) if refining capacity has to be erected that the setting up and use of such refining capacity be economical in the judgment of the Parties.
15.4.3
It is further agreed that CONTRACTOR may in lieu of setting up such refining capacity, but subject to the same conditions, make an equivalent investment in another project related to petroleum or petrochemical industries.
15.4.4
Petroleum to be delivered to such facilities would be sold by CONTRACTOR at the net realized prices f.o.b. Indonesia received by CONTRACTOR established pursuant to Section VII hereof or at another mutually agreed price.

SECTION XVI

PARTICIPATION

16.1
PERTAMINA shall have the right to demand from CONTRACTOR that ten percent (10%) of CONTRACTOR's undivided interest in the total rights and obligations under this Contract be offered to either itself or a limited liability company to be designated by PERTAMINA, the shareholders of which shall be Indonesian Nationals, (both hereinafter called the "Indonesian Participant").

16.2
The right referred to in clause 16.1 shall lapse unless exercised by PERTAMINA not later than three (3) months after CONTRACTOR's notification by registered letter to PERTAMINA of the first discovery of Petroleum in the Contract Area, which in the judgment of CONTRACTOR after consultation with PERTAMINA can be produced commercially. PERTAMINA shall make its demand known to CONTRACTOR by registered letter.
16.3
CONTRACTOR shall make its offer by registered letter to the Indonesian Participant within one (1) month after receipt of PERTAMINA's registered letter referred to in clause 16.2. CONTRACTOR's letter shall be accompanied by a copy of this Contract and a draft Operating Agreement embodying the manner in which CONTRACTOR and the Indonesian Participant shall cooperate. The main principles of the draft Operating Agreement are contained in Exhibit "D" to this Contract.
16.4
The offer by CONTRACTOR to the Indonesian Participant shall be effective for a period of six (6) months. If the Indonesian Participant has not accepted this offer by registered letter to CONTRACTOR within the said period, CONTRACTOR shall be released from the obligation referred to in this Section XVI.
16.5
In the event of acceptance by the Indonesian Participant of CONTRACTOR's offer, the Indonesian Participant shall be deemed to have acquired the undivided interest on the date of CONTRACTOR's notification to PERTAMINA referred to in clause 16.2.
16.6
For the acquisition of such ten percent (10%) undivided interest in the total of the rights and obligations arising out of this Contract, the Indonesian Participant shall reimburse CONTRACTOR an amount equal to ten percent (10%) of the sum of the Operating Costs which CONTRACTOR has incurred for and on behalf of its activities in the Contract Area up to the date of CONTRACTOR's notification to PERTAMINA mentioned in clause 16.2, ten percent (10%) of the compensation paid to PERTAMINA for information referred to in clause 8.1 of this Contract and ten percent (10%) of the amount referred to in clause 8.2 of this contract.
16.7	At the option of the Indonesian Participant the said amount shall be reimbursed:
16.7.1
either by a transfer of cash equal to the said amount by the Indonesian Participant within three (31) months after the date of its acceptance of CONTRACTOR's offer referred to in clause 16.3 herein above, to CONTRACTOR's account with the banking institution to be designated by it, in the currency in which the relevant costs have been financed; or
16.7.2
by way of a "payment out of production" of fifty (50) percent of the Indonesian Participant's production entitlements under this Contract valued in the manner as described in Section VII of this Contract, equal in total to one hundred fifty percent (150%) of the said amount set forth in the preceding clause 16.1 and commencing as from the first sale of Petroleum produced and saved from the Contract Area.
16.8
At the time of its acceptance of CONTRACTOR's offer the Indonesian Participant shall state whether it wishes to reimburse in cash or out of production in the manner indicated in clauses 16.7.1 or 16.7.2 above.

SECTION XVII

EFFECTIVENESS

17.1	This Contract shall come into effect on the Effective Date.
17.2	This Contract shall not be annulled, amended or modified in any respect except by the mutual consent in writing of the Parties hereto.

    IN WITNESS WHEREOF, the Parties hereto have executed this Contract in quadruplicate and in the English language, as of the day and year first above written.

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA)	APEX (BENGARA-II) LTD.
«Signed by F. Abdoue» President Director and Chief Executive Officer	«Signed by Richard L. McAdoo» Director

APPROVED BY THE MINISTER OF MINES AND ENERGY

This ‹4th› day of «December» ,1997 on behalf of the

GOVERNMENT OF THE REPUBLIC OF INDONESIA.

«Signed by His Excellency LB. Sudjana»

EXHIBIT "A"

    This Exhibit "A" is attached to and made an integral part of the Contract for the Bengara-II Contract Area by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) and APEX BENGARA LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

DESCRIPTION OF BENGARA-II CONTRACT AREA

    The Bengara-II Contract Area is located mostly onshore and partially offshore Kalimantan Timur and is specifically defined and described as being the area within the polygon the perimeter of which is defined by connecting points (~!~) located using the Geographic Coordinate System of Latitude and Longitude expressed in Degrees (°), Minutes (') and Seconds (") as follows:

    Beginning at a Point ~A~ at 03° 14' 0" North, 117° 00' 0" East ; then drawing a line East to Point ~B~ at 03° 14' 0" North, 117° 20' 0" East; then drawing a line South to Point ~C~ at 03° 11' 0" North, 117° 20' 0" East; then drawing a line East to Point ~D~ at 03° 11' 0" North, 117° 28' 0" East; then drawing a line South to Point ~E~ at 03° 08' 0" North, 117° 28' 0" East; then drawing a line East to Point ~F~ at 03° 08' 0" North, 117° 45' 0" East; then drawing a line South to Point ~G~ at 02° 46' 0" North, 117° 45' 0" East; then drawing a line East to Point ~H~ at 02° 46' 0" North, 117° 48' 0" East; then drawing a line South to Point ~I~ at 02° 40' 0" North, 117° 48' 0" East; then drawing a line West to Point ~J~ at 02° 40' 0" North, 117° 00' 0" East; then drawing a line North returning to Point ~A~; and thereby defining the perimeter of the polygon known as the Bengara-II Contract Area.

    The area described above, the Contract Area, shall be hereby deemed to consist of approximately 4,867 square kilometers. The Points referred to above arc represented graphically upon the map attached hereto entitled Exhibit "B".

A–1

EXHIBIT "B"

    This Exhibit "B" is attached to and made an integral part of the Contract for the Bengara-II Contract Area by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA & (PERTAMINA) and APEX BENGARA LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

SKETCH MAP OF BENGARA-II CONTRACT AREA

    Letters (~A~) denote points the locations of which are set forth in Exhibit "A".

EXHIBIT "B"

B–1

EXHIBIT "C"

    This Exhibit "C" is attached to and made an integral part of the Contract for the Bengara-II Contract Area by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) and APEX BENGARA LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

ACCOUNTING PROCEDURE

ARTICLE—I
GENERAL PROVISIONS

1.1	Definitions
The accounting procedure herein provided for is to be followed and observed in the performance of any Party's obligations under the Contract to which this Exhibit is attached. The definitions and terms appearing in this Exhibit "C" shall have the same meaning as those defined in said Contract.
1.2	Accounts and Statements
PERTAMINA's and CONTRACTOR's, as the case may be, accounting records and books will be kept in accordance with generally accepted and recognized accounting systems consistent with modem petroleum industry practices and procedures. Books and reports will be maintained and prepared in accordance with methods established by PERTAMINA. The chart of accounts and related account definitions will be prescribed by PERTAMINA. Reports will be organized for the use of PERTAMINA in carrying out its management responsibilities under this Contract.

ARTICLE—II
OPERATING COSTS

2.1	Definitions
For any Year in which commercial production occurs, Operating Costs consist of (a) current Year Non-Capital Costs, (b) current Year's depreciation for Capital Costs and (c) current Year allowed recovery of prior Year's unrecovered Operating Costs.
2.2	Non-Capital costs
Non-Capital Costs means those Operating Costs incurred that relate to current Year's operations. In addition to costs relating only to current operations, the costs of surveys and the intangible costs of drilling exploratory and development wells, as described in clauses 2.2.3, 2.2.4 and 2.2.5 below, will be classified as Non-Capital Costs. Non-Capital Costs include, but are not limited to the following:
	2.2.1	Operations
Labor, materials and services used in day to day oil well operations; oil field production facilities operations; secondary recovery operations; storage, handling, transportation, and delivery operations; gas well operations; gas field production facilities operations; gas transportation and delivery operations; gas processing, auxiliaries, utilities, and other operating activities, including repairs and maintenance;
	2.2.2	Offices, services and general administration
General services including technical and related services, material services, transportation, rental of specialized and heavy engineering equipment, site rentals and other rentals of services and property, personnel expenses, public relations, and other expenses abroad;

C–1

	2.2.3	Production drilling
Labor, materials and services used in drilling wells with the object of penetrating a proven reservoir, including the drilling of appraisal wells as well as redrilling, deepening or recompleting wells, and access roads leading directly to wells;
	2.2.4	Exploratory drilling
Labor, materials and services used in the drilling of wells with the object of finding unproven reservoirs of oil and gas, and access roads leading directly to wells;
	2.2.5	Surveys
Labor, materials and services used in aerial, geological, topographical, geophysical and seismic surveys, and core hole drilling;
	2.2.6	Other exploration expenditures
Auxiliary or temporary facilities having lives of one year or less used in exploration; and purchased geological and geophysical information.
	2.27	Training
Training of Indonesian personnel as set forth in Section-XII of the Contract.
2.3	Capital Costs
Capital Costs means expenditures made for items which normally have a useful life beyond the year incurred. A reasonable annual allowance for depreciation of Capital Costs, computed as described in Article-III, Section 3.1 below, will be allowed as a recoverable Operating Costs for the current year. Capital Costs include classifications described herein but are not limited to the following specifications:
	2.3.1	Construction utilities and auxiliaries
Work shops, power and water facilities, warehouses, cargo jetties and field roads except the access roads mentioned in paragraphs 2.2.3 and 2.2.4 above.
	2.3.2	Construction housing and welfare
Housing, recreational facilities and other tangible property incidental to construction;
	2.3.3	Production facilities
Offshore platforms (including the costs of labor, fuel, hauling and supplies for both the offsite fabrication and onsite installation of platforms and other construction costs in erecting platforms and installing submarine pipelines), wellhead equipment, subsurface lifting equipment, production tubing, sucker rods, surface pumps, flow lines, gathering equipment, delivery lines and storage facilities and cost of oil jetties and anchorages, treating plants and equipment, secondary recovery systems, gas plants and steam systems;
	2.3.4	Movables
Surface and subsurface drilling and production tools, equipment and instruments, barges, floating craft, automotive equipment, aircraft, construction equipment, furniture and office equipment and miscellaneous equipment.

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ARTICLE—III
ACCOUNTING METHODS TO BE USED TO CALCULATE
RECOVERY OF OPERATING COSTS

3.1	Depreciation
Depreciation will be calculated beginning the Calendar Year in which the asset is placed into service with a full Calendar Year's depreciation allowed the initial Calendar Year. The method used to calculate each Calendar Year's allowable recover), of Capital Costs is the declining balance depreciation method. Calculation of each such Calendar Year's allowable recovery of Capital Costs should be based on the individual asset's Capital Cost at the beginning of such year multiplied by the depreciation factor as follows, for:
Group 1 =	50%
Group 2 =	25%
Group 3 =	10%

    For the Groups of capital assets for any Crude Oil project, apply useful lives as follows:

Group -1
Automobiles	1.5	years
Trucks-light (13,000 pounds or less) and tractor units	2	years
Trucks-heavy (more than 13,000 pounds) and trailers	3	years
Buses	4.5	years
Aircraft	3	years
Construction Equipment	3	years
Furniture and Office Equipment	5	years
Group -2
Construction utilities and auxiliaries	5	years
Construction housing and welfare	10	years
Production facilities	5	years
Railroad cars and locomotives	7.5	years
Vessels, barges, tugs, similar water transportation equipment	9	years
Drilling and production tools, equipment and instruments	5	years

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    For the Groups of capital assets for any Natural Gas projects, apply fifty percent (50%) of the following useful lives:

Group 1
Automobiles	3	years
Trucks-light (13,000 pounds or less) and tractor units	4	years
Trucks-heavy (more than 13,000 pounds) and trailers	6	years
Group 2
Aircraft	6	years
Vessels, barges, tugs, similar water transportation equipment	18	years
Drilling and production tools, equipment and instruments	8	years
Construction Equipment	6	years
Furniture and Office Equipment	10	years
Group 3
Construction utilities and auxiliaries	8	years
Construction housing and welfare	20	years
Production facilities	8	years
Railroad cars and locomotives	15	years
The balance of unrecovered Capital Costs is eligible for full depreciation at the end of the individual asset's useful life. The undepreciated balance of assets taken out of service will not be charged to Operating Costs but will continue depreciating based upon the lives described above, except where such assets have been subjected to unanticipated destruction, for example, by fire or accident.
3.2	Overhead Allocation
General and administrative costs, other than direct charges, allocable to this operation should be determined by a detailed study, and the method determined by such study shall be applied each year consistently. The method selected must be approved by PERTAMINA, and such approval can be reviewed periodically by PERTAMINA and CONTRACTOR.
3.3	Interest Recovery
Interest on loans obtained by a Party from Affiliates or parent companies or from third party non-affiliates at rates not exceeding prevailing commercial rates for capital investments in Petroleum Operations may be recoverable as Operating Costs. Details of any financing plan and amounts must be included in each year's Budget of Operating Costs for the prior approval of PERTAMINA. All other financing must also be approved by PERTAMINA.
3.3	Gas Costs
Operating Costs directly associated with the production of Natural Gas will be directly chargeable against Natural Gas revenues in determining entitlements under clause 6.2.2 of Section VI. Operating Costs incurred for production of both Natural Gas and Crude Oil will be allocated to Natural Gas and Crude Oil based on the relative value of the products produced for the current Year. Common support costs will be allocated on an equitable basis agreed to by both parties.

If after commencement of production the Natural Gas revenues do not permit full recovery of Natural Gas costs, as outlined above, then the excess costs shall be recovered from Crude Oil revenues. Likewise, if excess Crude Oil costs (Crude Oil costs less Crude Oil revenues) exist, this excess can be recovered from Natural Gas revenues.

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If production of either Natural Gas or Crude Oil has commenced while the other has not, the allocable production costs and common support costs will be allocated in an equitable mailer. Propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil shall be deemed as Natural Gas for the purpose of accounting.
3.4	Inventory Accounting
The costs of non-capital items purchased for inventory will be recoverable at such time the items have landed in Indonesia.
3.6	Insurance and Claims
Operating Costs shall include premiums paid for insurance normally required to be carried for the Petroleum Operations relating to CONTRACTOR's obligations conducted under the Contract, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgment and other expenses, including fees relating to CONTRACTOR's obligations under the Contract.
3.7	Abandonment and Site Restoration
Operating Costs shall include all expenditures incurred in the abandonment of all exploratory wells and the restoration of their drill sites, together with all estimates of monies required for the funding of any abandonment and site restoration program established in conjunction with an approved plan of development for a commercial discovery.
Expenditures incurred in the abandonment of exploratory, wells and the restoration of their drill sites shall be charged as Operating Costs in accordance with Article II of this Exhibit "C".

Estimates of monies required for the funding of any abandonment and site restoration program established pursuant to paragraph (e) of clause 5.2.5 of the Contract shall be charged as Operating Costs annually on the basis of accounting accruals beginning in the year of first production. The amount charged in each Year will be calculated by dividing the total estimated cost of abandonment and site restoration for each discovery by the total estimated number of years in the economic life of each discovery. The estimates of monies required for all abandonment and site restoration activities shall be reviewed on an annual basis and such estimates shall be adjusted each Year as required.

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EXHIBIT "D"

    This Exhibit "D" is attached to and made an integral part of the Contract for the Bengara-II Contract Area by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) and APEX BENGARA LTD. (CONTRACTOR) and is dated as of the Effective Date therein defined.

MEMORANDUM ON PARTICIPATION

    The Operating Agreement between CONTRACTOR and the Indonesian Participant referred to in subsection 16.3 of Section-XVI of the Contract shall embody, inter alia, the following principles:

1.
CONTRACTOR shaI1 be the Operator of the venture under properly defined rights and obligations.

2.
Authorized representatives of both parties shall meet periodically for the purpose of conducting the venture's operations. All decisions shall be taken by majority vote except in case of terminating the Contract which decision shall require the unanimous consent of both parties. However if either party wishes to withdraw from the venture it shall transfer without costs its undivided interest to the other party.

3.
Both parties shall have the obligation to provide or cause to be provided their respective proportions of such finance and in such currencies as may be required from time to time by the Operator for the operations envisaged under the Contract. The effects of a party's failure to meet calls for funds within the prescribed time limits shall be provided.

4.
The Operator shall prepare the annual Work Program and budget which shall be submitted to the authorized representative of both parties for decisions prior to submission to PERTAMINA in accordance with the provisions of the Contract.

5.
In respect of any exploratory drilling operations, a "nonconsent" provision shall be made which assures the Indonesian Participant that it does not have to participate in such operations if it were to disagree to the inclusion of such operations in the Work Program and budget, and which, in case of success, adequately compensates CONTRACTOR for the costs and risks incurred by the latter.

6.
Subject to adequate lifting tolerances, each party shall offtake at CONTRACTOR's point of export its production entitlement in its proportionate share of any portion of the Crude Oil which PERTAMINA elects not to take in kind, both as provided under the Contract. However, if the Indonesian Participant is not in a position to market such quantity wholly or partly, it shall in respect of the quantity which it cannot market itself, have the option under an adequate notification procedure, either: to require CONTRACTOR (or its associates if CONTRACTOR so desires) to purchase that quantity, or to lift that quantity at a later date under an adequate procedure.

7.
In respect of any quantity to be purchased from the Indonesian Participant by CONTRACTOR (or its associates) the price in respect of each quality Crude Oil shall be:

7.1
for Crude Oil to be delivered for local consumption under the terms of the Contract, fifteen percent (15%) of the price as provided in Section-VII or as otherwise provided for in the Contract and

7.2
for all other Crude Oil the weighted average net realized price received by CONTRACTOR for comparable types and quantities sold by it during the Calendar Year involved minus five percent (5%).

8.
If Natural Gas is encountered in commercial quantities, special provisions shall be drawn up having due regard, inter alia, to the long term character of Natural Gas supply contracts.

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EXHIBIT 10.4
INDEX
SECTION 1 SCOPE AND DEFINITIONS
SECTION II TERM
SECTION III EXCLUSION OF AREAS
SECTION IV WORK PROGRAM AND EXPENDITURES
SECTION V RIGHTS AND OBLIGATIONS OF THE PARTIES
SECTION VI RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION
SECTION VII VALUATION OF CRUDE OIL
SECTION VIII COMPENSATION, ASSISTANCE AND PRODUCTION BONUS
SECTION IX PAYMENTS
SECTION X TITLE TO EQUIPMENT
SECTION XI CONSULTATION AND ARBITRATION
SECTION XII EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL
SECTION XIII TERMINATION
SECTION XIV BOOKS AND ACCOUNTS AND AUDITS
SECTION XV OTHER PROVISIONS
SECTION XVI PARTICIPATION
SECTION XVII EFFECTIVENESS
EXHIBIT "A"
EXHIBIT "B"
EXHIBIT "C"
EXHIBIT "D"